SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 18, 2008

Commission File Number	Registrant, State Of Incorporation, Address And Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2008, the Compensation and Management Succession Committee of the Board of Directors (the “Compensation Committee”) of The Southern Company (“Southern Company”) established the performance criteria for fiscal year 2008 annual performance-based compensation and future performance-based dividend equivalent awards under the Southern Company Omnibus Incentive Compensation Plan (the “Omnibus Plan”). Under the Omnibus Plan, annual performance-based compensation may be paid to the executive officers of Southern Company. Annual performance-based compensation is based on the attainment of corporate performance goals and attainment of the respective business unit’s operational goals. The Compensation Committee established the corporate performance goals for fiscal year 2008, which include specific targets for (i) Southern Company earnings per share (50 percent weighting) and (ii) subsidiary companies’ net income, return on equity or return on capital (50 percent weighting).

With respect to each corporate performance goal, the Compensation Committee established a target performance level. Performance above or below the targets will result in proportionately higher or lower annual performance-based compensation. The amount will then be adjusted, up or down, based on the degree of achievement of the respective business unit’s operational goals. For fiscal year 2008, the Compensation Committee also established operational goal categories, including (i) customer satisfaction, (ii) plant availability, (iii) transmission and distribution system reliability, (iv) safety, (v) inclusion and (vi) other operational metrics.

A target percentage of base pay was established for each executive officer based on his or her position level for target-level performance. Annual performance-based compensation may range from zero percent of the target to 220 percent based on actual corporate, operational and individual performance. No annual performance-based compensation will be paid if performance is below a threshold level or if a minimum Southern Company net income level is not reached. Also, no annual performance-based compensation will be paid if Southern Company’s net income is not sufficient to fund the common stock dividend at the same level, or higher, as the prior year. The Compensation Committee also capped the maximum amount of the annual performance-based compensation for each Southern Company executive officer at 0.6 percent of Southern Company’s net income.

Under the Omnibus Plan, executive officers of Southern Company also may receive performance-based dividend equivalents on stock options held at the end of a fiscal year. Payments of performance-based dividend equivalents are based on total stockholder return over a four-year measurement period. On February 18, 2008, the Compensation Committee established the performance criteria for performance-based dividend equivalents payable for the four-year performance measurement period ending on December 31, 2011. For these performance measurement periods, dividend equivalents may range from approximately 3 percent of Southern Company’s common stock dividend paid during the year if total stockholder return over a four-year measurement period, compared to a group of other utility companies, is at the first position above the 10th percentile to 100 percent of the dividend paid if total stockholder return reaches the 90th percentile. No dividend equivalents are paid if total stockholder return over the applicable period is at or below the 10th percentile or if Southern Company’s net income is not sufficient to fund the current common stock dividend at the same level, or higher, as the prior year. The Compensation Committee also capped the maximum amount of the annual performance-based dividend equivalents for each Southern Company executive officer at 0.6 percent of Southern Company’s average net income for the years 2008-2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2008	THE SOUTHERN COMPANY By /s/Patricia L. Roberts Patricia L. Roberts Assistant Secretary